FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	02/24/2012
Settle Date	03/08/12
Security Name	NYC NY SER F 5% 8/1/22
CUSIP	64966JUZ7
Price	$122.880
Transaction Value	$28,139,520.00
Class Size	$513,560,000
% of Offering	4.46%
Underwriter Purchased From	Morgan Stanley & Co. LLC
Underwriting Members: (1)	Morgan Stanley & Co. LLC
Underwriting Members: (2)	Bank of America Merrill Lynch
Underwriting Members: (3)	Citigroup Global Markets Inc.
Underwriting Members: (4)	J.P. Morgan Securities LLC
Underwriting Members: (5)	Siebert Brandford Shank & Co.
Underwriting Members: (6)	Barclays Capital
Underwriting Members: (7)	M.R. Beal & Company
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Jefferies & Company, Inc.
Underwriting Members: (11)	Loop Capital Markets
Underwriting Members: (12)	Ramirez & Co., Inc.
Underwriting Members: (13)	Rice Financial Products Company
Underwriting Members: (14)	Roosevelt & Cross, Inc.
Underwriting Members: (15)	Southwest Securities, Inc.
Underwriting Members: (16)	Wells Fargo Securities
Underwriting Members: (17)	Cabrera Capital Markets, LLC
Underwriting Members: (18)	Jackson Securities, LLC
Underwriting Members: (19)	Janney Montgomery Scott LLC
Underwriting Members: (20)	Lebenthal & Company LLC
Underwriting Members: (21)	MFR Securities, Inc.
Underwriting Members: (22)	Morgan Keegan
Underwriting Members: (23)	Raymond James & Associates
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	TD Securities (USA) LLC